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                               AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER ("Agreement") is made and entered as of the ____ day of ___________, 1998, by and between LEXMERGE L.P. [XXXXX], a limited partnership existing under the laws of the State of Ohio (the "Merged Entity"), and [PARTNERSHIP NAME], a limited partnership existing under the laws of the State of [STATE NAME] (the "Surviving Entity") (the Merged Entity and the Surviving Entity are referred to collectively as the "Constituent Entities").

         WHEREAS, the general partner and the limited partner of the Merged Entity have approved the merger of the Constituent Entities in accordance with the laws of the State of [STATE NAME]; and

         WHEREAS, the general partners of the Surviving Entity have approved the merger of the Constituent Entities in accordance with the Surviving Entity's Agreement of Limited Partnership and in accordance with the laws of the State of [STATE NAME].

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Constituent Entities have agreed, and do hereby agree, to merge upon the terms and conditions stated below:

          1. Merger. The Merged Entity shall be merged with and into the Surviving Entity (the "Merger").

          2. Effective  Time. The Merger shall become  effective upon the filing
of  a   Certificate  of Merger  with  the  office of the  Secretary  of State of
[STATE NAME](the "Effective Time").

          3. Manner and Basis of Effecting the Merger. The manner and basis of carrying the Merger into effect shall be as follows:

                  (a) At the Effective Time of the Merger, the general partner's interest and the limited partner's interest in the Merged Entity will be converted into general partners' interests and limited partners' interests in the Surviving Entity, which (pursuant to Section 4 of this Agreement) shall be subject to the terms of the Agreement of Limited Partnership of the Surviving Entity in effect immediately following the Effective Time of the Merger.

                  (b) At the Effective Time of the Merger, the Merged Entity shall be deemed to have transferred its assets to the Surviving Entity in exchange for the assumption of the Merged Entity's liabilities and each partner of the Merged Entity shall be deemed to have contributed their respective general and limited partners' interests in the Merged Entity to the Surviving Entity in exchange for ownership interests in the Surviving Entity. In addition, at the Effective Time of the Merger:

                           (i) Except for Lexford, Inc. or any of its affiliates which may hold limited partner interests in the Surviving Entity, the present limited partners of the Surviving Entity shall receive for the cancellation of such limited partnership interests in the Surviving Entity the


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                                    following consideration: $X for each unit of
                                    a   limited   partner's   interest   in  the
                                    Surviving   Entity  owned  by  each  limited
                                    partner prior to the Effective Date;

                           (ii) Lexford, Inc.'s general partner's interest in the Merged Entity shall be consolidated with Lexford, Inc.'s general partner's interest in the Surviving Entity, and Lexford, Inc. shall become the general partner of the Surviving Entity; and

                           (iii) Cardinal Industries Development Corporation shall become the sole limited partner of the Surviving Entity.

         4.  Agreement  of  Limited   Partnership.   The  Agreement  of  Limited
Partnership of the Surviving Entity as it exists at the Effective Time of the Merger shall be and remain the Agreement of Limited Partnership of the Surviving Entity until it is altered or amended as therein provided.

         5. Certificate of Limited Partnership. Except for such amendments as may be necessary to reflect the terms of this Agreement, the Certificate of Limited Partnership of the Surviving Entity as it exists at the Effective Time of the Merger shall be and remain the Certificate of Limited Partnership of the Surviving Entity until it is amended or canceled.

         6. Principal Office. The location of the principal office of the Surviving Entity shall be 6954 Americana Parkway, Reynoldsburg, Ohio 43068.

         7. Authority of General Partner of Merged Entity. The general partner of the Merged Entity has the authority to effectuate the Merger on behalf of the Merged Entity and is authorized to execute the Certificate of Merger or any and all other documents necessary to effectuate the Merger on behalf of the Merged Entity as general partner of the Merged Entity.

         8. Termination and Amendment. The general partner of the Merged Entity and of the Surviving Entity shall have the right in their sole discretion to abandon the Merger prior to the filing of a Certificate of Merger with the office of the Secretary of State of Ohio. The general partner of the Merged Entity and the Surviving Entity shall have the right to amend this Agreement at any time before the filing of a Certificate of Merger with the office of the Secretary of State of Ohio, to the extent permitted under applicable law, provided that any such amendment is in writing and signed by all parties hereto.

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         IN WITNESS WHEREOF, the Constituent Entities have caused this Agreement to be executed, in multiple counterparts, by their respective representative, each being thereunto duly authorized, as of the date first above written.


                                MERGED ENTITY:

                                LEXMERGE L.P. [XXXXX],  an Ohio limited
                                partnership

                                By: Lexford, Inc., General Partner

                                         By:

                                         Its:


                                By: Cardinal Industries Development Corporation, Limited Partner


                                         By:

                                         Its:


                                SURVIVING ENTITY:

                                [PARTNERSHIP NAME]
                                 an Ohio limited partnership

                                By: Lexford, Inc., General Partner

                                         By:

                                         Its:


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